Filed Pursuant to Rule 433
Registration Statement No. 333-130901
March 13, 2006
Issuer Free Writing Prospectus
Banco Macro Bansud B.A.
This free writing prospectus should be read together with the preliminary prospectus dated March 6, 2006.
Recent Developments
Announcement of dividends. Banco Macro Bansud S.A. (“Banco Macro”) announced today that its Board of Directors has recommended a distribution of dividends in the amount of Ps. 68,394,344. This amount represents, based on par value, 11.2% of the total capital stock of Banco Macro and 10% of its total capital stock following the capital increase of 75 million shares of Class B common stock announced by Banco Macro on March 6, 2006. The declaration of dividends is subject to approval at the ordinary shareholders meeting, which will be held prior to May 15, 2006, and to the approval of the Argentine Central Bank. All holders of record of Class A and Class B shares (including holders of American depositary shares representing such Class B shares) will receive a pro rata dividend payment, when issued.
Acquisition of Banco del Tucumán S.A. Banco Macro also announced today that the Executive Authority of the Province of Tucumán and the Argentine Central Bank have approved Banco Macro’s acquisition of Banco del Tucumán S.A. Authorization from the Argentine antitrust authorities is pending. Upon completion of the acquisition, Banco Macro will add 25 branches and a headquarters to its network in Tucumán and will become the financial agent for the provincial government of Tucumán. Banco Macro’s total branches will increase to 280 nationwide, with 36 total branches in the province of Tucumán, and it will have a 7.2% market share of the total number of branches in Argentina.
Banco Macro Bansud S.A. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 (888) 827-7275 or by calling (212) 672-6830.